Exhibit 99.1
For Immediate Release

Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Closes On Seventh Hotel
     PALM BEACH, Fla., July 6, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium-branded select-service hotels, today announced that it has acquired the 120-room Hampton Inn & Suites® Houston — Medical Center in Houston, Texas for $16.5 million. The hotel is the first acquisition to be completed by Chatham in a previously announced agreement to acquire a portfolio of four hotels for an aggregate purchase price of $61 million, and marks the seventh acquisition completed by Chatham since its April 21, 2010 initial public offering. The remaining three hotels are expected to close upon completion of due diligence and satisfaction of closing conditions.
     Upon completion of the acquisition of the remaining three hotels in this four-hotel portfolio and the acquisition of a previously announced additional hotel under contract in the greater metropolitan New York area, Chatham will own 11 hotels.
     “The Houston Hampton Inn & Suites fits our acquisition profile of premium-branded, select-service and upscale extended-stay hotels in markets with high barriers to entry near strong demand generators,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We have an active pipeline and an aggressive appetite to add to our portfolio.”
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns seven hotels with an aggregate of 933 rooms/suites and has an additional four hotels under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.